SCHEDULE 14C INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Check the appropriate box:

[x]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[  ] Definitive Information Statement

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                              ARCO CHEMICAL COMPANY
                (Name of Registrant As Specified In Its Charter)

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     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per  unit  price  or other  underlying  value  of  transaction  computed pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which the filing
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     5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     4) Date filed:

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


      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998
                      PRELIMINARY COPY -- SUBJECT TO CHANGE


                           ATLANTIC RICHFIELD COMPANY
                             515 SOUTH FLOWER STREET
                          LOS ANGELES, CALIFORNIA 90071


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                              INFORMATION STATEMENT
              FOR ACTION BY WRITTEN CONSENT OF MAJORITY STOCKHOLDER

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                                  INTRODUCTION

     This Information Statement is being furnished to the holders of shares of common stock, par value $1.00 per share (the "Common Stock"), of ARCO Chemical Company, a Delaware corporation (the "Company"), 3801 West Chester Pike, Newtown Square, Pennsylvania 19073-2387, in connection with the adoption of an amendment (the "By-Law Amendment") to the By-Laws of the Company (the "By-Laws") electing that the Company not be governed by Section 203 of the Delaware General Corporation Law (respectively, "Section 203" and the "DGCL"). See "The By-Law Amendment".

     As of June __, 1998, there were ____ shares of Common Stock outstanding and Atlantic Richfield Company, a Delaware corporation ("ARCO"), owned 80,000,001 shares of Common Stock (representing approximately 82.2% of the outstanding shares).

     Under Section 228 of the DGCL, any action permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to Section 228(d) of the DGCL, prompt notice of any such action by written consent must be given to those stockholders who have not consented in writing, and this Information Statement constitutes such required notice. Also under the DGCL, the stockholders of a Delaware corporation have the power to adopt or amend by-laws of a corporation without action by its board of directors if the consent of stockholders holding a majority of the outstanding voting stock is obtained.

     On June ____, 1998, ARCO executed and delivered a written consent adopting the By-Law Amendment. By its terms, the action to be effectuated by such written consent will become effective as of the 20th day following the date this Information Statement is first mailed to stockholders. No vote or further action of stockholders of the Company is required in order to adopt the By-Law Amendment. This Information Statement is intended to serve as notice to the

Company's stockholders of such action by written consent and of the adoption of the By-Law Amendment. It is being mailed on or about June __, 1998 to all holders of record of Common Stock on June ____, 1998 [date of delivery of written consent]. WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

                              THE BY-LAW AMENDMENT

     By written consent, dated as of June __, 1998 and executed by ARCO, the following resolution of stockholders of the Company was adopted:

          RESOLVED, that the By-Laws of the Company are hereby amended by adopting the following new By-Law, to be numbered paragraph 35, and to read in its entirety as follows:

               SECTION 203

               35. WAIVER OF ANTI-TAKEOVER STATUTE. The Company shall not be governed by Section 203 of the Delaware General Corporation Law; provided, however, that in accordance with subsection (b)(3) of
               Section 203, this election not to be governed by Section 203 shall become effective 12 months after the date of adoption of this By-Law. Notwithstanding any other provision of these By-Laws, this paragraph 35 may not be amended, altered or repealed without the affirmative vote of at least two-thirds of the outstanding shares of Common Stock of the Company, and this sentence may not be amended by directors, except (if such an amendment is otherwise permitted by Section 203(b)(3) of the Delaware General Corporation Law) by a unanimous vote of the directors then in office.

                             SUMMARY OF SECTION 203

     The description of Section 203 included in this Information Statement is a summary only and is qualified in its entirety by reference to the complete text of Section 203 attached to this Information Statement as Exhibit A.

     Section 203 provides that, notwithstanding any other provision of the DGCL, a Delaware corporation may not engage in any business combination with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless (1) before such stockholder became an Interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder becoming an Interested Stockholder (the "Board Approved Exemption"), or (2) upon consummation of the transaction that resulted in such stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding for the purposes of determining the number of voting shares outstanding those shares owned by persons who are directors and also officers and by certain employee stock plans), or (3) at or subsequent to the time that such stockholder became an Interested Stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the Interested Stockholder. With certain exceptions, an "Interested Stockholder" is any person that owns 15% or more of the outstanding voting stock of the corporation, and the affiliates and associates of such person. Generally, with certain exceptions, a "business combination" would include (i) any merger or consolidation of the Company with the Interested Stockholder, (ii) any sale or other disposition to the Interested Stockholder of assets of the Company or any subsidiary of the Company which have an aggregate market value equal to 10% or more of the aggregate market value of the consolidated assets of the Company or the aggregate market value of all outstanding shares of the Company, (iii) issuances by the Company of Common Stock to the Interested Stockholder, (iv) any transaction which has the effect of increasing the proportionate share ownership of the Interested Stockholder, and (v) any receipt by the Interested Stockholder from the Company or any subsidiary of the Company of the benefit of any loans, advances, guarantees, pledges or other financial benefits.

     Section 203 further provides that the restriction described in the foregoing paragraph shall not apply if, among other things, the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 (an "opt out"). Any such amendment adopted by the stockholders (i) must be approved by the affirmative vote of a majority of the shares entitled to vote,
(ii) shall not be effective until 12 months after its adoption, and (iii) shall not apply to any business combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to such adoption. Any such by-law amendment adopted by the stockholders shall not be further amended by the Board of Directors.

                        REASONS FOR THE BY-LAW AMENDMENT

     ARCO is not an Interested Stockholder, as defined in Section 203, because its ownership of more than 15% of the Company's outstanding Common Stock predates December 23, 1987 (the "grandfather" date set forth in Section 203). Accordingly, the restriction imposed by Section 203 does not apply to ARCO. However, so long as the Company is governed by Section 203, if ARCO desired to sell a number of shares of the Common Stock owned by it (a "Triggering Block") to a proposed purchaser which, after giving effect to such transaction, would own a number of shares of Common Stock constituting 15% or more of the outstanding shares of Common Stock, such proposed purchaser would become an Interested Stockholder. Section 203 would prevent such a purchaser from engaging in a business combination with the Company for three years after the purchase of a Triggering Block from ARCO, unless one of the three exceptions described under "Summary of Section 203" above were applicable.

     ARCO believes that the restrictions imposed by Section 203 could significantly and adversely affect the value it could obtain upon a disposition of its Common Stock. ARCO believes that the restrictions imposed by Section 203 on a purchaser of a Triggering Block could significantly and adversely affect the number of potential interested purchasers and the price any such purchaser would potentially be willing to pay for a Triggering Block. ARCO also believes that the Section 203 restrictions could effectively preclude ARCO from agreeing to support non-Board-approved acquisition proposals for the Company by potential purchasers unwilling to accept the restrictions imposed by Section 203, and thereby have the potential effect of discouraging such proposals. In order to avoid these limitations, and the related potential significant adverse effect on the market value of its Common Stock, ARCO has executed a written consent approving the adoption of the By-law Amendment.

                      EFFECTIVENESS OF THE BY-LAW AMENDMENT

     As required by Section 203, the election not to be governed by Section 203 which is made by the adoption of the By-Law Amendment cannot be effective until the expiration of 12 months from the date of such adoption, which, in the case of the By-Law Amendment, will be __________, 1998. As a result, the election not to be governed by Section 203 will not be effective until ___________, 1999. In addition, any business combination between the Company and any Interested Stockholder of the Company who became such on or prior to __________, 1998, would continue to be subject to Section 203, notwithstanding such adoption and the passage of such 12-month period.

     The By-Law Amendment, having been adopted by ARCO in its capacity as a majority stockholder of the Company, may not be amended by the Board of Directors, although the stockholders of the Company would not be precluded from amending the By-Laws again to delete the By-Law Amendment. However, under the terms of the By-Law Amendment, a vote of the holders of 66-2/3% of the outstanding shares of Common Stock will be required to so reinvoke Section 203 or otherwise modify the By-Law Amendment.

                     THE TRANSACTION; CONTROL OF THE COMPANY

     The written consent adopting the By-Law Amendment was executed by ARCO in anticipation of the consummation of a proposed transaction which was announced on June 3, 1998 and pursuant to which ARCO will offer and sell to the public in an underwritten public offering (the "Public Offering") a portion of the Common Stock owned by ARCO and, contemporaneously, if at least 20,000,000 shares are sold by ARCO in the Public Offering, the Company will repurchase (the "Repurchase") from ARCO a portion of the Common Stock owned by ARCO (together with the Public Offering, the "Transaction"). The Repurchase was approved on behalf of the Company by a special committee of the Board of Directors consisting of two independent directors (the "Special Committee") on June 2, 1998. Neither the Board of Directors nor the Special Committee has approved the election to opt out of Section 203 pursuant to the By-Law Amendment.

     ARCO currently holds six of the twelve seats on the Board of Directors and intends, but is not obligated, to maintain representation on the Board proportional to its stock ownership. Upon consummation of the Transaction, ARCO is expected to own 50% of the issued and outstanding Common Stock. Following the Transaction, ARCO will continue to be deemed to be a controlling stockholder for corporate and securities law purposes, with the ability (should it determine to do so) to exercise control over the Company's corporate policies, the persons constituting its management and Board of Directors and the outcome of corporate actions requiring stockholder approval. ARCO's 50% ownership interest will effectively prevent a change of the control of the Company without ARCO's consent.

                          RELATED AGREEMENTS WITH ARCO

     In connection with the Transaction, the Company and ARCO have entered into a Stockholder Agreement and a Registration Rights Agreement, which will become effective simultaneously with the consummation of the Public Offering. Under the Stockholder Agreement: (i) ARCO will have the right to designate two individuals to be nominated by the Company for election to the Board of Directors until such time as ARCO owns less than 20% of the Common Stock; (ii) ARCO will have rights to maintain its ownership at exactly 50% of the Common Stock for the first year following the Transaction, to prevent its ownership from exceeding 50% thereafter and to require the Company to obtain majority stockholder approval prior to issuing equity, other than pursuant to stockholder approved employee benefit plans, until such time as ARCO owns less than 30% of the Common Stock;
(iii) the Company has agreed that, without the consent of ARCO and any person to whom ARCO has transferred at least 20% of the Common Stock or the approval of a majority of the Stockholders of the Company, it will not make any amendment to its By-Laws that would adversely affect stockholder rights or effect a dilutive recapitalization, until neither ARCO nor its transferee owns 20% or more of the Common Stock; and (iv) until ARCO owns less than 30% of the Common Stock, certain restrictions on the Company's ability to enter into agreements with "change of control" provisions will apply. Pursuant to the Registration Rights Agreement, the Company will grant ARCO seven demand and unlimited "piggyback" rights to have offers and sales of shares of Common Stock owned by ARCO registered under the Securities Act of 1933, as amended, and will covenant to take certain actions, provide certain indemnities and pay certain expenses in connection therewith.

                                   RIGHTS PLAN

     The Board of Directors has adopted a stockholder rights plan (the "Rights Plan"), to be effective upon the initial closing of the Public Offering. In connection with the Rights Plan, the Board of Directors will declare a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on a date to be determined shortly after such closing. Each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Stock at a price of $250.00 per one one-thousandth of a share, subject to adjustment (the "Purchase Price").

     The Rights may have the effect of discouraging, delaying or preventing a change of control of the Company or unsolicited acquisition proposals. The Rights cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired.

     The Rights Plan provides, among other things and subject to certain exceptions, that, unless certain actions are taken by the Board of Directors, upon the acquisition by a person of beneficial ownership of 20% or more of the Company's outstanding Common Stock, each Right other than those Rights owned by the acquiring person, will entitle its holder, among other things, to purchase

Common Stock from the Company at a 50% discount from the market price of Common Stock. In addition, in the event of certain merger, business combination or asset sale transactions after a person has acquired beneficial ownership of 20% or more of the Company's outstanding shares of Common Stock, each holder of a Right (except Rights which have been voided in accordance with the provisions of the Rights Plan) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price.

     Until such time as the ARCO ownership of Common Stock decreases to less than 20% of the outstanding Common Stock, purchases by ARCO of Common Stock will not cause the Rights to become exercisable. In addition, no transfer by ARCO of Common Stock will cause the Rights to become exercisable if such transfer is to any person that (i) acquires from ARCO in any one transaction beneficial ownership of Common Stock constituting at least 20% of the then outstanding Common Stock, (ii) immediately after such acquisition, beneficially owns no more than 50% of the outstanding Common Stock, and (iii) in the case of a person beneficially owning 5% or more of the outstanding Common Stock prior to such acquisition, has given the Board of Directors at least 90 days' prior notice of its proposed acquisition of Common Stock from ARCO and the terms thereof and continues to own 5% or more of the outstanding Common Stock during such 90-day period (an "ARCO Transferee"). Additionally, the Rights will not become exercisable as a result of a purchase pursuant to a Qualifying Offer. "Qualifying Offer" means, generally, a tender or exchange offer by an ARCO Transferee for all the outstanding Common Stock in connection with which the ARCO Transferee (i) makes an irrevocable commitment not to consummate any transactions pursuant to such offer for at least 90 days from the commencement of such offer or, if the offer price is decreased, subject to certain exceptions, or any other material change is made to the terms of such offer, 90 days after the date of such change, (ii) has offered the same consideration to all holders of Common Stock and has obtained firm written commitments sufficient to fund the cash portion of such offer, (iii) causes a nationally recognized investment bank to deliver an opinion, as to the fairness of the consideration to be paid pursuant to the offer, on the date that such offer is commenced and the date that such offer is consummated, and (iv) pays consideration per share having, on the date of the completion of the offer, a fair market value (as determined by the Board of Directors) at least equal to the greatest amount of consideration paid for any Common Stock purchased by such ARCO Transferee or any of its affiliates or associates from ARCO or any of its affiliates or associates within the two-year period prior to the commencement of the offer and having a cash component that is no less (proportionately) than the cash, if any, paid to ARCO or any of its affiliates or associates by such ARCO Transferee or any of its affiliates and associates during such two-year period.

     So long as ARCO and any ARCO Transferee own 20% or more of the outstanding shares of Common Stock, the Rights Plan may not be replaced or amended or modified in any material respect and, the Company may not adopt any other rights plan, in each case without their prior written approval. ARCO has also agreed not to cause any amendment or modification to the Rights Plan that would have a material adverse effect on the protections afforded to stockholders other than ARCO.

     The Company may not redeem or amend the Rights Plan to facilitate any merger or consolidation with or into, any sale of a material amount of the Company's assets to, or any offer or other transaction with an ARCO Transferee unless and until such ARCO Transferee has purchased Common Stock pursuant to a Qualifying Offer. Once an ARCO Transferee has purchased Common Stock pursuant to a Qualifying Offer, subsequent purchases, and certain merger, business combination and asset sale transactions, by such ARCO Transferee are exempted from the dilutive effects of the Rights Plan.

                     SECURITY OWNERSHIP OF PRINCIPAL HOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June __, 1998 of each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.

                                       NUMBER OF SHARES     PERCENT OF SHARES OF
NAMES AND ADDRESSES OF BENEFICIAL      OF COMMON STOCK      COMMON STOCK
OWNERS                                 BENEFICIALLY OWNED   BENEFICIALLY OWNED
-----------------------------------    -------------------  --------------------

Atlantic Richfield Company.........        80,000,001(a)          82.2
  515 South Flower Street
  Los Angeles, California  90071

Archer-Daniels-Midland Company.....         4,815,399(b)(c)        5.0(d)
  4666 Faries Parkway
  Decatur, Illinois  62526
--------------

(a)  Sole voting power, sole dispositive power.
(b) According to a Schedule 13D, dated June 13, 1991, filed with the Securities and Exchange Commission by Archer-Daniels-Midland Company ("ADM"), ADM has sole voting and sole dispositive power.
(c) In addition, according to the above-referenced Schedule 13D, M.L. Andreas, Senior Vice President of ADM, owns 17% of a corporation that owns 75,000 shares of Common Stock. Mr. Andreas also is reported as owning 600 shares of Common Stock in his own name.
(d) ADM's actual holdings of Common Stock may exceed slightly five percent of the Common Stock.


             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock and the number of shares of common stock of ARCO ("ARCO Common Stock") owned beneficially as of February 1, 1998 by each director, each executive officer and all directors and executive officers as a group. Other than as disclosed in the following table and accompanying footnotes, the directors, the named executive officers, and the directors and executive officers as a group did not own any equity securities of the Company or ARCO. As of February 1, 1998, the percentage of shares of any class of equity securities of the Company or ARCO beneficially owned by any director or any named executive officer, or by all directors and all executive officers as a group, did not exceed 1% of the class so owned. Unless otherwise noted, each individual has sole voting and investment power. Fractional shares are rounded to the nearest whole number.

                                      NUMBER OF SHARES OF    NUMBER OF SHARES OF
NAMES AND ADDRESS OF BENEFICIAL         COMPANY COMMON        ARCO COMMON STOCK
OWNERS                                STOCK BENEFICIALLY         BENEFICIALLY
                                          OWNED(A)(B)             OWNED(C)(D)
----------------------------------    --------------------   -------------------

Walter F. Beran                             8,453                        0
Anthony G. Fernandes                        1,000                  254,386
Morris Gelb                                59,751                    6,478
Mark L. Hazelwood                               0                   66,482
Alan R. Hirsig                            223,804                    2,355
John H. Kelly                                   0                   40,168
Marie L. Knowles                              100                  115,755
James A. Middleton                          2,485                  217,449
Robert J. Millstone                        25,002                      237
Stephen R. Mut                              1,000                   93,896
Frank Savage                                8,739(e)                     0
Marvin O. Schlanger                       126,216                    1,164
Robert H. Stewart, III                      1,000(f)                     0
Walter J. Tusinski                         60,095                   27,920(g)
Donald R. Voelte, Jr.                           0                   39,291
All directors and executive officers      547,571(h)               867,339(i)
     as a group, including those
     named above

--------------------------------------------------------------------------------
 --------------

(a) The amounts shown include shares of Common Stock held by the trustees of the ARCO Chemical Company Capital Accumulation Plan (the "Capital Accumulation Plan") an the ARCO Chemical Company Savings Plan (the "Savings Plan") for the accounts of participants. The amounts shown include shares of restricted Common Stock held under the ARCO Chemical Company Restricted Stock Plan for Outside Directors as follows: Mr. Beran, 6,453; Mr. Middleton, 1,485; and Mr. Savage, 8,639. Shares of restricted Common Stock include the right to vote and receive dividends.
(b) The amounts shown include shares that may be acquired within the 60-day period following February 1, 1998 through the exercise of stock options covering Common Stock as follows: Mr. Gelb, 57,200; Mr. Hirsig, 200,200; Mr. Millstone, 22,500; Mr. Schlanger, 117,100; Mr. Tusinski, 45,300; and all directors and all executive officers as a group (including those just named), 468,800.


(c) The amounts shown include shares of ARCO Common Stock held by the trustees of the Capital Accumulation Plan, the Savings Plan, and ARCO's Capital Accumulation and Savings Plan for the accounts of participants. The amounts shown include shares of restricted ARCO Common Stock granted under ARCO's 1985 Executive Long-Term Incentive Plan as follows: Mr. Fernandes, 3,240; Mr. Hazelwood, 842; Mr. Kelly, 968; Mrs. Knowles, 2,431; and Mr. Mut, 1,202. Shares of restricted ARCO Common Stock include voting rights and the right to receive dividends.
(d) The amounts shown include shares of ARCO Common Stock that may be acquired within the 60-day period following February 1, 1998 through the exercise of stock options as follows: Mr. Fernandes, 205,903; Mr. Hazelwood, 52,861; Mr. Kelly, 33,334; Mrs. Knowles, 96,260; Mr. Middleton, 168,000; Mr. Mut, 74,241; Mr. Tusinski, 17,740; Mr. Voelte, 39,270; and all directors and all executive officers as a group (including those just named), 687,609. The amounts also include the following number of shares of ARCO Common Stock issuable in respect of the conversion of dividend share credits allocated to such options: Mr. Fernandes, 40,793; Mr. Hazelwood, 11,498; Mr. Kelly, 4,952; Mrs. Knowles, 15, 983; Mr. Middleton, 49,449; Mr. Mut, 17,257; Mr.
     Tusinski, 7,428; and all directors and executive officers as a group, 147,360.
(e) The amount shown includes 100 shares subject to shared voting and investment power with spouse.
(f) Mr. Stewart resigned from the Board of Directors effective as of February 19, 1998.
(g) The amount shown includes 354 shares subject to shared voting and investment power with spouse.
(h) The amount shown includes 100 shares subject to shared voting and investment power. Does not include 4,963 shares held for or by family members, as to which beneficial ownership is disclaimed.
(i) The amount shown includes 354 shares of ARCO Common Stock subject to hared voting and investment power. Does not include 10,300 shares held by spouses (two of whom are employees of ARCO) or adult children, as to which beneficial ownership is disclaimed.

                                    EXHIBIT A



SECTION 203.  BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDER.

     (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

     (1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     (2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     (3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     (b) The restrictions contained in this section shall not apply if:

     (1) The corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

     (2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

     (3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in the subsection (b)(4) hereof, and
(ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

     (4) The corporation does not have a class of voting stock that is (i) Listed on a national securities exchange; (ii) authorized for quotation on The NASDAQ Stock Market; or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

     (5) A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

     (6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the 2nd sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the 2nd sentence of this paragraph; or

     (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

     Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

     (c) As used in this section only, the term:

     (1) "Affiliate" means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

     (2) "Associate," when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

     (3) "Business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

     (i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

     (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

     (iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

     (iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

     (v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

     (4) "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

     (5) "Interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that
(i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15%
     limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (6) "Person" means any individual, corporation, partnership, unincorporated association or other entity.

     (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

     (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

     (9) "Owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

     (i) Beneficially owns such stock, directly or indirectly; or

     (ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender of exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or
(B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

     (iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

     (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

     (c) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.